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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                     SCHEDULE 13G


                      UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (Amendment No. __)*



                              BIOTRANSPLANT INCORPORATED
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                             Common Stock, $.01 par value
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                        09066y
--------------------------------------------------------------------------------
                                    (CUSIP Number)


                                  September 23, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            / / Rule 13d-1(b)
            /X/ Rule 13d-1(c)
            / / Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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                                     SCHEDULE 13G

================                                               =================
CUSIP NO. 09066y                                               Page 2 of 5 Pages
================                                               =================

================================================================================
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Joseph A. Cohen
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*                     (a) / /
                                                                         (b) /X/

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
                              5.   SOLE VOTING POWER

                                   424,691
 NUMBER OF                    --------------------------------------------------
  SHARES                      6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                          59,750
   EACH                       --------------------------------------------------
 REPORTING                    7.   SOLE DISPOSITIVE POWER
  PERSON
   WITH                            424,691
                              --------------------------------------------------
                              8.   SHARED DISPOSITIVE POWER

                                    59,750
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     484,441
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   / /


--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.65%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
================================================================================
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!


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 ITEM 1(a).    NAME OF ISSUER:

               Biotransplant Incorporated

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:

               Charlestown Navy Yard, Building 75 Third Avenue,
               Charlestown, MA 02129

ITEM 2(a).     NAME OF PERSON FILING:

               Joseph A. Cohen

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:


               C/o The Garnet Group, Inc., 825 Third Avenue,
               40th Floor, New York, NY 10022

ITEM 2(c).     CITIZENSHIP:

               United States

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, $.01 par value

ITEM 2(e).     CUSIP NUMBER:

               09066y

ITEM 3. This Statement is filed pursuant to Rule 13d-1(c) of the Securities Exchange Act of 1934.

ITEM 4.        OWNERSHIP.

               Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

ITEM 4(a).     AMOUNT BENEFICIALLY OWNED:

               484,441

ITEM 4(b).     PERCENT OF CLASS:

               5.65%



                                     PAGE 3 OF 5
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ITEM 4(c).     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

     (i)  Sole power to vote or to direct the vote: 424,691.

    (ii)  Shared power to vote or to direct the vote: 59,750.

   (iii)  Sole power to dispose or to direct the disposition of: 424,691.

    (iv)  Shared power to dispose or to direct the disposition of: 59,750.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

ITEM 10.  CERTIFICATIONS.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                     PAGE 4 OF 5
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                                      SIGNATURE
                                      ---------

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:    November 9, 1998



                                        /s/ Joseph A. Cohen
                                        ---------------------------













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